UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Comcast Corporation
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A SPECIAL MESSAGE FROM
COMCAST CORPORATION TO ITS SHAREHOLDERS

May 18, 2005

In advance of our Annual Meeting of Shareholders on June 1, 2005, we want to take this opportunity to highlight the steps that Comcast has taken and the progress we have made to improve our corporate governance.

While all the issues at the Annual Meeting are significant, there are several that merit special mention. You recently received a letter from the CWA and IBEW urging you to support shareholder proposals 5, 6 and 7 - to require that the Chairman of the Board not have managerial responsibilities, to eliminate our shareholder rights plan unless shareholder approval is received, and to adopt a recapitalization plan. We urge you to continue to support the Board and management team and ask for your votes in favor of all director nominees and against all four shareholder proposals.

Comcast Continues to Improve Its Corporate Governance

Addition of two Independent Directors to the Board

After our Annual Meeting, if all of the Company’s director nominees are elected, Comcast will have a two-thirds independent board as defined by applicable governance standards (eight independent directors out of twelve directors). Each member of the Audit Committee, Compensation Committee and Governance and Directors Nominating Committee is independent as defined under NASDAQ rules.

This year, we are taking steps to increase the number of independent Board members with the addition of Joseph J. Collins and Edward D. Breen to our Board. Both directors bring significant experience and insight to Comcast. From 1989 to 2001, Mr. Collins served as Chairman and CEO of Time Warner Cable. Subsequent to that, he was CEO of AOL Time Warner Interactive Video from 2001 to 2003. Mr. Breen has been Chairman and CEO of Tyco International, Ltd. since July 2002.  From January 2002 to July 2002 he was President and CEO of Motorola, Inc., and prior to that, from January 2001 to January 2002 he was Executive Vice President and President of Motorola's Networks Sector.

Existing Corporate Governance Is Strong

Prior Year Board Support from ISS

Last year, focus was placed on certain Board members. The AFL-CIO urged withhold votes on two directors on a variety of grounds.

Last year, ISS recommended voting FOR all of our directors. All of our directors were overwhelmingly re-elected, with at least 92 percent of the votes cast. We urge your support for all of our director nominees again this year.

Comcast and Its Shareholders Benefit from Having Brian Roberts As Chairman and Chief Executive Officer

The Board believes that Comcast and its shareholders are best served by having Brian Roberts serve as Chairman and CEO because he is the most qualified and appropriate individual to lead the Board as Chairman. The Board also believes that Board independence and oversight of management are effectively maintained through the Board's current composition, Committee system and composition and policy of having regular private sessions of only independent, non-employee directors that are led by our Presiding Director. Furthermore, having one individual perform the role of Chairman and CEO is both consistent with the practice of many major companies and not restricted or prohibited by current laws (including the Sarbanes-Oxley Act of 2002 and recently promulgated SEC regulations). IRRC's 2004 Board Practices/Board Pay study found that 70 percent of companies within the S&P 1,500 index do not separate the positions of Chairman and CEO.

Importance of Shareholder Rights Plan

Comcast’s shareholder rights plan was adopted by our Board of Directors in accordance with Pennsylvania law. The rights plan protects Comcast’s shareholders by requiring a potential acquirer to negotiate in good faith with the Board, as opposed to employing coercive takeover tactics. This enables the Board to negotiate a more favorable transaction that is fair to shareholders.

The rights plan strengthens the ability of the Board to fulfill its fiduciary duties under Pennsylvania law and to obtain higher value for Comcast’s shareholders. Comcast’s Board is not alone in its determination of the value of shareholder rights plans. Approximately 2,000 other U.S. corporations have adopted a rights plan, virtually all without shareholder approval, and over 50% of the S&P 500 companies also have such plans.

The benefits to shareholders of a rights plan have also been validated by empirical data, which suggests that premiums paid to acquire target companies with rights plans are higher than premiums paid for target companies that do not have rights plans. For example, a 1997 Georgeson & Company study of takeover premiums during the period from 1992 to 1996 estimated that premiums paid to acquire target companies with rights plans were, on average, 8% higher than premiums paid for target companies that did not have rights plans. The Georgeson & Company study concluded that the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, nor did rights plans reduce the likelihood that a company would become a takeover target; the takeover rate was similar for companies with and without rights plans. The same study also concluded that companies with rights plans received higher premiums regardless of whether the takeover was friendly or hostile.

Comcast’s Dual Class Voting Stock Has Not Impaired Shareholder Value

The dual class structure for Comcast stock has existed since 1972 when Comcast went public and has contributed to Comcast’s stability and long-term shareholder returns. The dual class is common in the media industry and can be found in such outstanding companies as Viacom, The New York Times and The Washington Post.

It is also important to note that there has been a recent significant change with respect to the dual class voting structure that has been a hallmark of Comcast’s capital structure for more than three decades. Before Comcast’s acquisition of AT&T Broadband in November 2002, Brian Roberts beneficially owned Comcast stock representing approximately 87% of the combined voting power of all Comcast stock. In connection with that transaction - which was approved overwhelmingly by AT&T and Comcast shareholders - Mr. Roberts agreed to reduce his voting interest to a 33 1/3% nondilutable interest. Without this concession, the AT&T Broadband transaction, which has proved so beneficial to Comcast and its shareholders, would not have been possible. We expect to maintain this voting structure and do not believe that it represents any impairment to the interests of our shareholders.

We believe that the historical success of Comcast is owed in large part to the respected and stable leadership provided by Mr. Roberts and before him by the leadership provided by the Company’s founder and previous Chairman, Ralph J. Roberts. Through their leadership and focus on long-term growth, Comcast has a proven track record for creating shareholder value. Comcast shares have outperformed leading stock indices by significant margins, including the S&P 500 by a margin of approximately 2 to 1 since Comcast went public in 1972.

Conclusion

Comcast takes very seriously the need for strong corporate governance. We urge you to continue to support the Board and management team and ask for your votes in favor of all director nominees and against all shareholder proposals.

Arthur R. Block
Secretary